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ESSEF CORPORATION                                                    EXHIBIT 11

Computation of Per Share Earnings

The computation of simple earnings per share and primary earnings per share is as follows:

                                                      Three Months Ended
                                                          December 31
                                                    1995               1994
                                                 ----------        ------------
Average shares outstanding for
computation of simple earnings
per share                                        5,183,259          4,868,950

Add equivalent shares for un-
exercised options at end of
period (a)                                         892,834            877,298
                                                 ---------          ---------

Average shares outstanding for
computation of primary earnings
per share                                        6,076,093          5,746,248
                                                ==========          =========


Earnings per common share:                           $0.17              $0.18


Primary earnings per common
share:                                               $0.15              $0.16


(a) Computed under the "Treasury Stock Method" using the average market price for the respective period.





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